EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Think Partnership Inc.:

We consent to the incorporation by reference in the registration statement on Form SB-2 (no. 333-121761) of Think Partnership Inc. of our report dated March 24, 2006, relating to the consolidated balance sheets of Think Partnership Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2005, Annual Report on Form 10-KSB of Think Partnership Inc.

Blackman Kallick Bartelstein LLP
Chicago, Illinois

March 24, 2006

23.1-1